Exhibit 99.3

Heckmann Corporation Announces

Full Year 2011 and Fourth Quarter Financial Results

Acquisition of Thermo Fluids Inc. Expands Heckmann’s Total Environmental

Solutions Services Offering

Introduces 2012 Pro-Forma Financial Guidance of $400 to $420 Million in Revenues and $95 to $105 Million in

Adjusted EBITDA

Pittsburgh, PA — March 8, 2012 — Heckmann Corporation (NYSE: HEK) today announced financial results for the full year and fourth quarter ended December 31, 2011.1

For 2011, the Company reported record revenues of $156.8 million, adjusted EBITDA of $28.6 million and a net loss from continuing operations of $(0.1) million. The Company indicated that its fourth quarter 2011 results were negatively impacted by unusual or non-recurring losses and expenses totaling $12.3 million, including: approximately $4.1 million related to the impact of the significant slowdown in the Haynesville Shale area including the relocation of personnel, equipment and temporary costs related to the change in business conditions in the dry gas industry; $2.5 million for additions to the bad debt reserve in anticipation of collection issues related to the overall industry slowdown; $2.1 million for start-up and commissioning of the Company’s fiberglass pipeline; $1.4 million for integration and transaction-related costs, including the installation of a financial and accounting system, implementation of a comprehensive safety and compliance program, consolidation of branch operations and liquefied natural gas (“LNG”) fleet expansion; $1.1 million for final legal costs related to the divestiture of China Water & Drinks, Inc.; and $1.1 million related to the start-up of new significant long-term contracts, primarily in the Marcellus Shale area.

“Where our customers deploy their resources impacts our strategic asset allocation,” said Mr Richard J. Heckmann, Chairman and CEO of Heckmann Corporation. “In line with the industry’s transition away from dry gas activity, we began moving a significant portion of our assets from Haynesville into the Eagle Ford, Marcellus/Utica and Permian Basin Shale areas. Although this repositioning was based on changing natural gas market conditions, the related effect on asset utilization negatively affected our bottom line during the fourth quarter. Our expected revenue growth in the first quarter of 2012 is an indication that we have successfully navigated our company through the turmoil. We are taking advantage of the growing oil and wet gas hydrofracking opportunities with new and existing customers and by the end of the first quarter, we will have completed the reallocation of our mobile assets and employees.

“We expect strong growth in 2012 with a diversified revenue stream and increasing contribution from oil and wet gas production. In the first quarter of 2011, 100% of our $18.2 million in revenues was generated from our operations in the Haynesville Shale area. In 2012, we expect to deliver approximately $54 million in revenues in the first quarter and $100 million in the second quarter, with our Haynesville Shale area operations accounting for 37% and 19% of revenues, respectively.

[1]

On September 30, 2011 Heckmann completed the divestiture of China Water & Drinks, Inc., which formed the Company’s bottled water business segment. The Company has reclassified its bottled water segment as discontinued operations in 2011 and its comparable period results to reflect this change.

Heckmann Corporation

“With the close of the acquisition of Thermo Fluids Inc. announced today, we will add a complementary business to our current operations that incorporates recovered and reprocessed used oil handling and other environmental services. For 2012, we expect HWR’s total water solutions segment to generate revenues between $260 and $275 million. Our newest segment, Heckmann Environmental Solutions (“HES”), is expected to generate revenues between $105 and $115 million for the nine-month period following the closing of the transaction, expected in April.”

2011 and Fourth Quarter Highlights

•	Record revenues from Heckmann Water Resources (“HWR”) of $156.8 million for 2011, compared with $15.2 million in 2010.

•	Net loss from continuing operations improved to $(0.1) million in 2011, compared with $(10.3) million in 2010.

•	Adjusted EBITDA from continuing operations increased to $28.6 million for 2011, compared with $1.7 million for 2010.

•	Record revenues from HWR of $51.7 million for the fourth quarter of 2011, compared with $8.7 million in the fourth quarter of 2010.

•	Net loss from continuing operations was $(2.5) million for the fourth quarter of 2011, compared with $(1.3) million in the fourth quarter of 2010.

•	Adjusted EBITDA from continuing operations for the fourth quarter of 2011 increased to $4.1 million, compared with $(2.3) million in the fourth quarter of 2010.

•	Increased produced water pipeline production to 40,000 average barrels of water per day in the fourth quarter from 30,000 in the third quarter of 2011.

•	Expanded water solutions for energy development business with the completion of six acquisitions in 2011.

•	Began operating the largest LNG-powered fleet in the United States.

•	Expanded leadership team with the addition of four senior executives with significant experience in the water business to support business development, fleet and pipeline operations and finance.

Operational Update

“In line with our strategy to reduce our assets in the Haynesville Shale area by the end of the second quarter, we expect to have approximately 175 trucks, or 28% of our energy-related fleet, positioned in this area. Ninety of these trucks are LNG-powered, which provides additional fuel cost advantages,” Mr. Heckmann stated. “Haynesville accounts for approximately 7% of the natural gas production in our country and is the largest natural gas field in the United States. HWR maintains the most comprehensive infrastructure for produced and flowback water in the Haynesville Shale area, which positions us well when prices normalize and drilling activity returns to the area. In the Marcellus/Utica Shale area, we have secured key contracts with major global energy companies. We will also increase activity in the Eagle Ford Shale area and have now established operations in the Permian Basin and Tuscaloosa Marine Shale areas.”

HWR owns and operates the only third party produced water pipeline in the Haynesville Shale area and the only disposal capability connected to the pipeline, which will be approximately 70 miles long when completed. The majority of HWR’s produced water disposal capacity is located geographically adjacent to the Haynesville Shale area. In mid-December, Heckmann also began transporting water through its fresh water pipeline, representing the largest fresh water pipeline system in the Haynesville Shale area.

Heckmann Corporation

In the fourth quarter of 2011, the Company’s produced water pipeline averaged throughput of 40,000 barrels per day, compared to 30,000 barrels per day in the third quarter of 2011.

Heckmann currently owns and operates 25 salt water disposal wells with a permitted capacity of approximately 400,000 barrels per day. The Company owns and operates a fleet of approximately 600 trucks, 450 trailers and 1100 frac tanks. Heckmann has taken delivery of 90 LNG-powered trucks and expects to take delivery of a total of 200 LNG vehicles.

Heckmann currently owns approximately 200 miles of portable poly and aluminum pipe and associated pumps used for above ground transportation of water.

As of December 31, 2011, Heckmann’s domestic headcount increased to approximately 1,200 employees from less than 30 employees as of September 30, 2010.

Financial Guidance

Giving effect for a full year of results of the acquired entity, Heckmann expects to achieve pro-forma total revenues of between $400.0 million and $420.0 million, and pro-forma adjusted EBITDA of between $95.0 million and $105.0 million.

For the first quarter of 2012, Heckmann expects total revenues of approximately $54.0 million, with approximately 37% of revenues from the Haynesville Shale area. With the continued organic growth throughout HWR and the addition of the newly acquired HES business segment, second quarter revenue is expected to be approximately $100.0 million, with the Haynesville Shale area accounting for approximately 19% of revenues.

At the end of the second quarter, Heckmann expects approximately 35% of revenues to be related to wet gas and oil production from the Eagle Ford, Utica, Permian, Tuscaloosa Marine and Eaglebine Shale areas; approximately 33% of revenues to be related to dry natural gas from the Haynesville, Barnett and Marcellus Shale areas; and approximately 32% of revenues to be related to recovered and reprocessed used oil and other environmental services from Thermo Fluids Inc.

Full Year 2011 Financial Results

HWR revenues for the year ended December 31, 2011 totaled $156.8 million, compared with $15.2 million for 2010.

Net loss from continuing operations for the year ended December 31, 2011 was $(0.1) million, or breakeven per share based on 114.6 million weighted average shares outstanding. For 2010, the Company’s net loss from continuing operations was $(10.3) million, or $(0.09) per share based on 108.8 million weighted average shares outstanding.

Adjusted EBITDA for the year ended December 31, 2011 totaled $28.6 million, compared with adjusted EBITDA of $1.7 million for 2010. (A reconciliation of 2011 and 2010 adjusted EBITDA to net loss is included in the tables below.)

As of December 31, 2011, Heckmann Corporation’s cash and cash equivalents, investments and marketable securities totaled approximately $85.4 million, total assets were $539.7 million, and equity totaled $341.8 million.

Heckmann Corporation

Conference Call and Webcast

Heckmann Corporation will conduct a conference call today at 4:30 p.m. ET (1:30 p.m. PT) to provide commentary on its 2011 operational performance and discuss 2012 plans and objectives. To participate on the conference call, please dial 1-877-941-8416 or 1-480-629-9808 and reference conference ID 4515309.

An audio replay of the conference call will be available approximately one hour after the conclusion of the call through March 22, 2012. The audio replay can be accessed by dialing 1-800-406-7325 or 1-303-590-3030 and entering access code 4515309.

The call will be webcast live and the replay will be available for 12 months. Both will be available on the “For Investors” section of the Heckmann Corporation web site at www.heckmanncorp.com.

Upcoming Investor Conferences

Mr. Heckmann will deliver an updated investor presentation at two upcoming conferences and participate in one-on-one and group meetings with institutional investors according to the following schedule:

•	ROTH Capital Partners: 24th Annual OC Growth Stock Conference

Panel: Beyond the Fracking Debate: The Future of Natural Gas in the U.S.

Sunday, March 11, 2012

4:00 p.m. PDT

The Ritz-Carlton, Laguna Niguel, California

Investor presentation:

Monday, March 12, 2012

9:00 a.m. PDT

The Ritz-Carlton, Laguna Niguel, California

•	Credit Suisse: 14th Annual Global Services Conference

Tuesday, March 13, 2012

10:30 a.m. PDT

The Phoenician, Scottsdale, Arizona

About Non-GAAP Financial Measures

This press release contains non-GAAP financial measures as defined by the rules and regulations of the United States Securities and Exchange Commission. A non-GAAP financial measure is a numerical measure of a company’s historical or future financial performance, financial position or cash flows that excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the most directly comparable measure calculated and presented in accordance with GAAP in the statements of operations, balance sheets, or statements of cash flows of the Company; or includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the most directly comparable measure so calculated and presented. Reconciliations of these non-GAAP financial measures to their comparable GAAP financial measures are included in the attached financial tables.

Heckmann Corporation

These non-GAAP financial measures are provided because management of the Company uses these financial measures in maintaining and evaluating the Company’s ongoing financial results and trends. Management uses this non-GAAP information as an indicator of business performance, and evaluates overall management with respect to such indicators. Management believes that excluding items such as acquisition expenses, amortization of intangible assets and stock-based compensation, among other items that are inconsistent in amount and frequency (as with acquisition expenses), or determined pursuant to complex formulas that incorporate factors, such as market volatility, that are beyond our control (as with stock-based compensation), for purposes of calculating these non-GAAP financial measures facilitates a more meaningful evaluation of the Company’s current operating performance and comparisons to the past and future operating performance. The Company believes that providing non-GAAP financial measures such as EBITDA, adjusted EBITDA, adjusted net income, and adjusted net income per share, in addition to related GAAP financial measures, provides investors with greater transparency to the information used by the Company’s management in its financial and operational decision-making. These non-GAAP measures should be considered in addition to, but not as a substitute for, measures of financial performance prepared in accordance with GAAP.

About Heckmann Corporation

Heckmann Corporation (NYSE: HEK) is a services-based company focused on total water solutions for shale or “unconventional” oil and gas exploration. The Company’s water solutions segment is called Heckmann Water Resources, or HWR, and includes water disposal, trucking, fluids handling, treatment and pipeline transport facilities, and water infrastructure services for oil and gas exploration and production companies. Through these operations, HWR offers an integrated and efficient full service water program for hydraulic fracturing operations.

Interested parties can access additional information about Heckmann on the Company’s web site at http://www.heckmanncorp.com, and in documents filed with the United States Securities and Exchange Commission, on the SEC’s web site at http://www.sec.gov.

Forward-Looking Statements

This press release may contain “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. Words such as “expect,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “intend,” “plan,” “may,” “will,” “could,” “should,” “believes,” “predicts,” “potential,” “continue,” and similar expressions are intended to identify such forward-looking statements. Forward-looking statements in the press release include, without limitation forecasts of growth, revenues, adjusted EBITDA and pipeline expansion, and other matters that involve known and unknown risks, uncertainties and other factors that may cause results, levels of activity, performance or achievements to differ materially from results expressed or implied by this press release. Such risk factors include, among others: difficulties encountered in acquiring and integrating businesses, including Thermo Fluids Inc.; whether certain markets grow as anticipated; and the competitive and regulatory environment. Additional risks and uncertainties are set forth in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011, as well as the Company’s other reports filed with the United States Securities and Exchange Commission and are available at http://www.sec.gov/ as well as the Company’s website at http://heckmanncorp.com/. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this presentation. All forward-looking statements are qualified in their entirety by this cautionary statement. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Heckmann Corporation

Investor Relations Contact:

Brandi Piacente

The Piacente Group, Inc.

Tel. +1 212-481-2050

heckmann@tpg-ir.com

– tables to follow –

Heckmann Corporation

HECKMANN CORPORATION AND SUBSIDIARIES

Consolidated Balance Sheets

(In thousands, except share data)

	December 31, 2011	December 31, 2010
ASSETS
Current Assets
Cash and cash equivalents	$80,194	$80,752
Certificates of deposit	—	11,830
Marketable securities	5,169	75,554
Accounts receivable, net	47,985	13,616
Inventories, net	760	151
Prepaid expenses and other receivables	4,519	2,070
Income tax receivable	—	1,980
Other current assets	1,044	68
Current assets held for sale	—	17,218

Total current assets	139,671	203,239

Property, plant and equipment, net	270,054	85,696
Marketable securities	—	14,619
Equity investments	7,682	7,628
Intangible assets, net	29,489	20,605
Goodwill	90,008	41,008
Other	2,777	94
Long-term assets held for sale	—	28,364

TOTAL ASSETS	$539,681	$401,253

LIABILITIES AND EQUITY
Current Liabilities
Accounts payable	$19,992	$7,238
Accrued expenses	11,693	5,024
Current portion of contingent consideration	5,730	7,316
Current portion of long-term debt	11,914	11,221
Current liabilities held for sale	—	23,823

Total current liabilities	49,329	54,622

Deferred income taxes	6,880	8,773
Long-term debt, less current portion	132,156	20,474
Long-term contingent consideration	7,867	6,384
Other long-term liabilities	1,639	6,250
Long-term liabilities held for sale	—	1,673
Commitments and contingencies

Heckmann Corporation

Equity:
Preferred stock, $0.001 par value, 1,000,000 shares authorized; no shares issued or outstanding	—	—
Common stock, $0.001 par value: 500,000,000 authorized at December 31, 2011 and 2010, 139,163,067 shares issued and 124,854,504 shares outstanding at December 31, 2011 and 127,489,387 shares issued and 114,180,184 shares outstanding at December 31, 2010	139	127
Additional paid-in capital	814,875	747,187
Purchased warrants	(6,844)	(6,844)
Treasury stock	(19,503)	(15,089)
Accumulated deficit	(446,865)	(423,859)
Accumulated other comprehensive income	8	99

Total equity of Heckmann Corporation	341,810	301,621

Noncontrolling interest	—	1,456

TOTAL EQUITY	341,810	303,077

TOTAL LIABILITIES AND EQUITY	$539,681	$401,253

Heckmann Corporation

HECKMANN CORPORATION AND SUBSIDIARIES

Consolidated Statements of Operations

(In thousands)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2011	2010	2011	2010
Revenue	$51,671	$8,701	$156,837	$15,208
Cost of sales	44,843	6,175	123,509	11,337

Gross profit	6,828	2,526	33,328	3,871
Operating expenses:
General and administrative expenses	13,672	5,701	36,651	11,554
Pipeline start-up and commissioning	2,089	(1,765)	2,089	11,830

Total operating expenses	15,761	3,936	38,740	23,384

Loss from operations	(8,933)	(1,410)	(5,412)	(19,513)
Interest income (expense), net	(1,673)	419	(4,243)	2,087
Loss from equity method investment	—	(390)	(462)	(689)
Other, net	3,356	(51)	6,232	4,411

Loss from continuing operations before income taxes	(7,250)	(1,432)	(3,885)	(13,704)
Income tax benefit	4,770	142	3,777	3,404

Loss from continuing operations	(2,480)	(1,290)	(108)	(10,300)
Income (loss) from discontinued operations, net of income taxes	—	1,569	(22,898)	(4,393)

Net income (loss) attributable to Heckmann Corporation	$(2,480)	$279	$(23,006)	$(14,693)

Heckmann Corporation

Heckmann Corporation and Subsidiaries

Adjusted EBITDA from continuing operations

(millions)

	Three Months Ended December 31, 2011	Twelve months Ended December 31, 2011
Net loss from continuing operations	$(2.5)	$(0.1)
Less: income tax benefit	(4.8)	(3.7)
Add: interest expense	1.7	4.2
depreciation	6.4	21.4
amortization	2.1	3.9

EBITDA	2.9	25.7

Earn-out adjustments	(3.2)	(5.8)
Transaction costs	0.3	2.6
Stock based compensation	0.9	2.1
Pipeline start-up	2.1	2.1
China litigation	1.1	1.9

Adjusted EBITDA from continuing operations	$4.1	$28.6

	Three Months Ended December 31, 2010	Twelve Months Ended December 31, 2010
Net loss from continuing operations	$(1.3)	$(10.3)
Less: income tax benefit	(0.1)	(3.4)
Less: interest income	(0.4)	(2.1)
depreciation	1.5	3.3
amortization	0.4	1.3

EBITDA	0.1	(11.2)

Earn-out adjustments	(4.1)	(4.1)
Transaction costs	0.9	2.1
Stock based compensation	0.9	0.9
Pipeline start-up	(1.8)	11.2
China litigation	1.7	2.8

Adjusted EBITDA from continuing operations	$(2.3)	$1.7

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